EXHIBIT 21
                        LIST OF SIGNIFICANT SUBSIDIARIES

NAME OF SUBSIDIARY                              JURISDICTION OF ORGANIZATION

Chinae.com Information Technology Ltd.                     China
IMOT Information Technology (Shenzhen) Ltd                 China
Shanghai Newray Photographic Equipment Co. Ltd.            China